UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 8, 2011

CoBiz Financial Inc.

(Exact name of registrant as specified in its charter)

Commission file number 001-15955

Colorado	84-0826324
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

821 17th Street Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(303) 293-2265

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Issuance of Preferred Stock Under the Small Business Lending Fund. On September 8, 2011, CoBiz Financial Inc. (the “Company” or “CoBiz”) entered into and consummated the transactions contemplated by a Securities Purchase Agreement (the “Purchase Agreement”) with the Secretary of the Treasury (the “Treasury”) under the Small Business Lending Fund Program (the “SBLF Program”), a $30 billion fund established under the Small Business Jobs Act of 2010 that is designed to encourage lending to small businesses by providing capital to qualified community banks with assets of less than $10 billion. Pursuant to the Purchase Agreement, the Company issued and sold to the Treasury, for an aggregate purchase price of $57,366,000, 57,366 shares of the Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”), par value $0.01 per share, having a liquidation value of $1,000 per share.

The descriptions below of the Purchase Agreement and the Series C Preferred Stock are summaries only and do not purport to be complete descriptions of all of the terms and conditions of the Purchase Agreement and the Series C Preferred Stock.  These descriptions are qualified in their entireties by reference to the Purchase Agreement and the Articles of Amendment (as defined below), which are filed herewith as Exhibit 10.1 and Exhibit 3.1, respectively.

The Series C Preferred Stock qualifies as Tier 1 capital and pays non-cumulative dividends on January 1, April 1, July 1 and October 1 of each year. The dividend rate is calculated as a percentage of the aggregate liquidation value of the outstanding Series C Preferred Stock and is based on changes in the level of “Qualified Small Business Lending” or “QSBL” (as defined in the Purchase Agreement) by the Company’s wholly-owned subsidiary, CoBiz Bank (the “Bank”), compared to the Bank’s baseline QSBL level. Based upon the Bank’s initial level of QSBL at March 31, 2011 compared to the baseline, as calculated under the Purchase Agreement, the dividend rate on the Series C Preferred Stock has been set at five percent (5%) for the initial dividend period.

For the second through ninth calendar quarters after closing the SBLF Program transaction, the dividend rate will fluctuate between one percent (1%) and five percent (5%) to reflect the amount of change in the Bank’s level of QSBL compared to the initial baseline. More specifically, if the Bank’s QSBL two quarters prior to the quarter under measurement has increased as compared to the baseline, then the dividend rate payable on the Series C Preferred Stock would change as follows:

Relative Increase in QSBL to Baseline	Dividend Rate
Less than 2.5%	5%
Between 2.5% and 5.0%	4%
Between 5.0% and 7.5%	3%
Between 7.5% and 10.0%	2%
10% or more	1%

Because it is not feasible to predict the volume of QSBL in future periods, it is not viable to estimate specific future dividend rates.

From the tenth calendar quarter through 4.5 years after closing of the SBLF Program transaction, the dividend rate on the Series C Preferred Stock may be fixed at or between one percent (1%) and nine percent (9%) based on the level of QSBL at that time, as compared to the baseline; however, the dividend rate will increase to 9% only if the rate of small business lending has stayed the same or decreased. If any Series C Preferred Stock remains outstanding after 4.5 years, the dividend rate will increase to nine percent (9%).

The potential dividend rate reduction is limited, such that the reduction will not apply to any Series C Preferred Stock proceeds that exceed the increase in QSBL as compared to the baseline.

The Series C Preferred Stock is non-voting, except in limited circumstances that could impact the SBLF investment, such as (i) authorization of senior stock, (ii) charter amendments adversely affecting the Series C Preferred Stock and (iii) extraordinary transactions such as mergers, asset sales, share exchanges and the like (unless the Series C Preferred Stock remains outstanding and the rights and preferences thereof are not impaired by such transaction).

If the Company has not declared and paid an aggregate of five dividend payments, whether or not consecutive, the holder of the Series C Preferred Stock will have the right to appoint a representative as an “observer” on the Company’s Board of Directors.  If the Company has not declared and paid an aggregate of six dividend payments, whether or not consecutive, the holder of the Series C Preferred Stock will have the right, but not the obligation, to elect two directors to the Company’s Board of Directors.

The Series C Preferred Stock is not convertible to common stock or any other securities. Distributions upon any liquidation of the Company must be paid on the Series C Preferred Stock up to the aggregate liquidation value, plus accrued dividends, before any other shareholder distributions can be made.

The Series C Preferred Stock may be redeemed (repurchased) by the Company at any time, at a redemption price of $1,000 per share plus accrued but unpaid dividends to the date of redemption, subject to the approval of the Company’s federal banking regulator. The Series C Preferred Stock may be redeemed in whole or in part, subject to a minimum redemption of at least 25% of the original SBLF investment (i.e., about $14.3 million).

The Series C Preferred Stock was issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. The Company has agreed to register the Series C Preferred Stock under applicable securities laws within 30 days of the issuance date, as further described in the Purchase Agreement. The Series C Preferred Stock is not subject to any contractual restrictions on transfer and thus the Treasury may sell, transfer, exchange or enter into other transactions with respect to the Series C Preferred Stock without the Company’s consent.

Final Redemption of TARP Preferred Stock. On September 8, 2011, the Company entered into and consummated the transactions contemplated by a letter agreement (the “Repurchase Agreement”) with the Treasury. Under the Repurchase Agreement, the Company redeemed (repurchased) from the Treasury, using the proceeds from the issuance of the Series C Preferred Stock and other available funds, all 64,450 outstanding shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series B, liquidation amount $1,000 per share (the “Series B Preferred Stock”), for a redemption price of $64,450,000, plus accrued but unpaid dividends to the date of redemption.

The Series B Preferred Stock was issued to the Treasury in December 2008 in connection with the Company’s participation in the TARP Capital Purchase Program.

Treasury also holds a warrant (“Warrant”) to purchase 895,968 shares of the Company’s common stock over a 10-year term at an exercise price of $10.79.  Under the terms of the Repurchase Agreement, the Company has 15 days from the closing of the Series C Preferred Stock transaction to notify Treasury whether it wants to repurchase the Warrant.  If the Company does not provide notice of intent to repurchase the Warrant within that 15 day period, Treasury will be deemed to have provided the Company notice of its intention to sell the Warrant.

Item 1.02. Termination of a Material Definitive Agreement.

The Company’s repurchase of all of its Series B Preferred Stock pursuant to the September 8, 2011 Repurchase Agreement with the Treasury referred to in Item 1.01 and filed herewith as Exhibit 10.2, terminated the Company’s obligations under the Series B Preferred Stock, including without limitation the terms and conditions applicable to such preferred stock under the Certificate of Designations for such stock that was filed by the Company with the Secretary of the State of Colorado on December 17, 2008.  The terminated provisions included a limitation on the Company’s payment of a common stock dividend at any time that the dividend on the Series B Preferred Stock was not current.  With this repurchase, such limitation no longer applies.  The disclosures regarding the Repurchase Agreement set forth in Item 1.01, and Exhibit 10.2, are each incorporated herein as if set forth in full.

Item 3.02. Unregistered Sales of Equity Securities.

The information provided in Item 1.01 is hereby incorporated by reference into this item 3.02.

Item 3.03. Material Modification to Rights of Security Holders.

The information provided in Item 1.01 is hereby incorporated by reference into this Item 3.03.

The Series C Preferred Stock will rank equally with Parity Stock (as defined below) and senior to Junior Stock (as defined below) in terms of dividend payments and distributions upon liquidation, dissolution and winding up of the Company.  A merger, consolidation or sale of all or substantially all of the assets of the Company will not, however, constitute a liquidation, dissolution or winding up of the Company for purposes of the payment of any distribution on the Series C Preferred Stock.

In addition, the terms of the Series C Preferred Stock impose limits on the Company’s ability to pay dividends on and repurchase shares of its common stock and other securities. More specifically, if the Company fails to declare and pay dividends on the Series C Preferred Stock in a given quarter, then during such quarter and for the next three quarters following such missed dividend payment the Company may not pay dividends on or repurchase any common stock or any other securities that are junior to (or in parity with) the Series C Preferred Stock, except in very limited circumstances.

Additionally, under the terms of the Series C Preferred Stock, the Company may declare and pay dividends on its common stock or any other stock junior to the Series C Preferred Stock, or repurchase shares of any such stock, only if after payment of such dividends or repurchase of such shares the Company’s Tier 1 Capital would be at least 90% of the Signing Date Tier 1 Capital, as set forth in the Articles of Amendment establishing the Series C Preferred Stock, excluding any subsequent net charge-offs and any redemption of the Series C Preferred Stock (the “Tier 1 Dividend Threshold”). The Tier 1 Dividend Threshold is subject to reduction, beginning on the second anniversary and ending on the tenth anniversary of issuance of the Series C Preferred Stock, by ten percent (10%) for each one percent (1%) increase in the Bank’s QSBL over the baseline level.

The Purchase Agreement, as well as the Articles of Amendment, define “Junior Stock” as the Common Stock and any other class or series of stock of the Company the terms of which expressly provide that it ranks junior to the Series C Preferred Stock as to dividend rights and/or rights on liquidation, dissolution or winding up of the Company, and “Parity Stock” as any class or series of stock of the Company (other than the Series C Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to the

Series C Preferred Stock as to dividend rights and/or rights on liquidation, dissolution or winding up of the Company (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).  The Company has no Junior Stock (other than Common Stock) or Parity Stock as of September 8, 2011.

Item 5.02.                  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

As a result of its redemption of the Series B Preferred Stock, the Company is no longer subject to the limits on executive compensation and other restrictions stipulated under the TARP Capital Purchase Program with respect to periods after the redemption date.

Item 5.03.                  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 7, 2011, the Company filed the Articles of Amendment with the Colorado Secretary of State for the purpose of amending its Amended and Restated Articles of Incorporation, as amended, to establish the Series C Preferred Stock and fix the powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the shares of Series C Preferred Stock (“Articles of Amendment”).  Any description of the Articles of Amendment contained herein is a summary only and does not purport to be a complete description of all of the terms and conditions of the Articles of Amendment.  Any such description is qualified in its entirety by reference to the Articles of Amendment, a copy of which is filed herewith as Exhibit 3.1.

Item 9.01                     Financial Statements and Exhibits.

(d) Exhibits

No.	Description of Exhibit

3.1	Articles of Amendment to the Amended and Restated Articles of CoBiz Financial Inc., as amended, filed with the Colorado Secretary of State on September 7, 2011.

4.1	Form of Certificate for the Series C Preferred Stock

10.1

Small Business Lending Fund-Securities Purchase Agreement, dated September 8, 2011, between CoBiz Financial Inc. and the Secretary of the Treasury, with respect to the issuance and sale of the SBLF Preferred Stock, including Annex A (Information Specific to the Company and the Investment), Annex B (Definitions), Annex C (General

Terms and Conditions) and Annex E (Registration Rights)

10.2	Repurchase Agreement dated September 8, 2011, between CoBiz Financial Inc. and the United States Department of the Treasury, with respect to the repurchase and redemption of the TARP Preferred Stock

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CoBiz Financial Inc.

(Registrant)

/s/ Lyne B. Andrich
Lyne B. Andrich

Executive Vice President and Chief Financial Officer

Date:  September 9, 2011